Exhibit 10.8
TPP Unit Appreciation Right Grant
(Texas Eastern Products Pipeline Company LLC Directors)

Grant No.:	TPPUAR-

Date of Grant:	, 20

Name of Grantee:

Grant Price per Unit:	$

Number of UARs Granted:
     Texas Eastern Products Pipeline Company LLC (the “General Partner”) is pleased to inform you that you have been granted, under the EPCO, Inc. 2006 TPP Long-Term Incentive Plan, as the same may from time to time hereafter be amended, supplemented or modified (the “Plan”), Unit Appreciation Rights with respect to units of TEPPCO Partners, L.P. (“UARs”) as set forth above. The terms of the Award are as follows:
     1. Vesting. The UARs shall become automatically payable with respect to 100% of the Units subject to the UARs on the fifth anniversary of the Date of Grant (the “Vesting Date”) if you have been a director of the General Partner or an Affiliate of the General Partner continuously during the period beginning on the Date of Grant and ending on the Vesting Date. Notwithstanding the foregoing, the UARs shall become automatically payable on the date on which you have had a Qualifying Event, in which case the date of the Qualifying Event shall be deemed the Vesting Date. A “Qualifying Event” means your status as a director of the General Partner and/or an Affiliate of the General Partner (collectively, the “Affiliated Group”) is terminated due to (A) your death or (B) your removal as, or not being re-elected or re-appointed as, a director of one or more entity member(s) of the Affiliated Group by the member(s), shareholder(s) or Board of Directors, as appropriate, of such entity or entities, as applicable, which removal or failure to re-elect or re-appoint shall not have been as a result of, caused by, or related to, your resignation, or your unwillingness to serve, for whatever reason, as a director of such entity or entities. If, on any date prior to the Vesting Date you are not a director of the General Partner or an Affiliate for a reason other than a Qualifying Termination, the UARs shall automatically and immediately be forfeited and cancelled without payment on such date.
     2. No Right to Continue as a Director. Nothing in this Award or in the Plan shall confer any right on you to continue as a director of the General Partner and/or one or more of its Affiliates or restrict the member(s), shareholder(s) or the Board of Directors, as appropriate, of the applicable entity member(s) of the Affiliated Group from removing you, or not re-electing or re-appointing you, as a director of such entity.
     3. UAR Payment. On the Vesting Date, the General Partner will pay you, with respect to each UAR, an amount equal to the excess, if any, of the Fair Market Value of a Unit on the Vesting Date over the Grant Price per Unit. In the sole discretion of the Committee, payment may be made in Units, cash or any combination thereof.
     4. Transferability. None of the UARs are transferable (by operation of law or otherwise) by you, other than by will or the laws of descent and distribution. If, in the event of your divorce, legal separation or other dissolution of your marriage, your former spouse is awarded ownership of, or an interest in, all or part of the UARs granted hereby to you, the Award shall automatically and immediately be forfeited and cancelled in full without payment on such date.
     5. Governing Law. This Award shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflicts of laws principles thereof.

     6. Plan Controls. This Award is subject to the terms of the Plan, which is hereby incorporated by reference as if set forth in its entirety herein. In the event of a conflict between the terms of this Award and the Plan, the Plan shall be the controlling document. Capitalized terms which are used, but are not defined, in this Award have the respective meanings provided for in the Plan.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY LLC

By:

[Name, Title]

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